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Exhibit 10.11

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement"), among PACIFIC FINANCIAL CORPORATION, a Washington corporation ("Pacific"), THE BANK OF THE PACIFIC, a Washington banking corporation (the "Bank"), and PHILIPPE SWAAB ("Executive") is dated as of October 22, 2003, and will be effective as of the date (the "Effective Date") the merger (the "Merger") of BNW Bancorp, Inc., with and into Pacific becomes effective under the terms of the Agreement and Plan of Merger of even date herewith (the "Merger Agreement"). If the Merger Agreement is terminated for any reason, this Agreement will be null and void and of no effect.

RECITALS

        A. The Bank is a Washington banking corporation and is a wholly owned subsidiary of Pacific.

        B. Executive is currently employed by Bank NorthWest, a wholly owned subsidiary of BNW Bancorp, Inc.

        C. Executive has considerable experience, expertise and training in management and other aspects of banking and other services offered by the Bank in part through his employment with Bank NorthWest. The Bank desires and intends to employ Executive from and after the Effective Date pursuant to the terms and conditions set forth in this Agreement.

        D. Both the Bank and the Executive have read and understand the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

AGREEMENT

        The parties agree as follows:

        1.     Employment. The Bank will employ the Executive for the Term, and the Executive accepts employment with the Bank on the terms and conditions set forth in this Agreement.

        2.     Effective Date and Term.

    (a)
    Effective Date. This Agreement is effective as of the Effective Date.

    (b)
    Term. Subject to Section 4, the term of this Agreement ("Term") is two years, beginning on the Effective Date.

    (c)
    Duties. The Executive will serve as senior vice president of the Bank. The Executive will faithfully and diligently perform the reasonable duties assigned to the Executive from time to time by his supervisors. The Executive will use his best efforts to perform his duties and will devote all his working time and attention to these duties.

        3.     Compensation.

    (a)
    Salary. Initially, the Executive will receive a salary of $90,000 per year, to be paid by the Bank in accordance with its regular payroll schedules, policies and procedures.

    (b)
    Incentive Compensation. The Executive will be eligible to participate in the Bank's Real Estate Officer Incentive Plan (the "Incentive Plan") through December 31, 2004, and thereafter in the Bank's Officer Bonus Program. The Bank's Board of Directors will determine the allocation of amounts in the incentive pool in the Incentive Plan or the bonus pool, if any, in the Officer Bonus Program and the criteria on which incentives or bonuses, as applicable, will be based.

    (c)
    Stock Options. Pacific will, effective as of the Effective Date, grant Executive an incentive stock option under Pacific's Stock Incentive Compensation Plan to purchase 5,000 shares of Pacific's common stock at a purchase price equal to the per-share market value of Pacific's common stock on the Effective Date. Each option will have a ten-year term, will vest (i) as to 2,500 shares in equal amounts annually over five years beginning one year after the date of grant, and (ii) as to 2,500 shares in a single cliff vesting on the fifth anniversary on the date of grant, and will otherwise be subject to the terms and conditions of Pacific's standard forms of option agreement.

    (d)
    Standard Benefits. The Bank will provide to the Executive no less than the standard benefits provided for similarly situated officers or employees of the Bank in accordance with the Bank's benefit plans and policies as they may exist from time to time, including but not limited to health insurance, disability insurance, a $400 per month car allowance, and four (4) weeks of paid vacation per year accrued in accordance with the Bank's benefit plans and policies. The Executive will also be entitled to participate in retirement plans, including Pacific's 401(k) Plan.

    (e)
    Expenses. The Bank will reimburse the Executive for all reasonable expenses that the Executive may incur in the performance of his duties, including but not limited to expenses for travel, lodging, meals and entertainment, provided Executive shall comply with all policies of the Bank related to reimbursement.

        4.     Termination.

    (a)
    Notice of Termination. The Bank and the Executive may unilaterally terminate this Agreement for any reason by providing the other party with 30 days' prior written notice of the termination. Notice will be effective upon either personal delivery or three days following mailing by U.S. mail to the Bank's main office or to Executive's last known address as reflected in the Bank's personnel records.

    (b)
    Termination by Bank for Cause or by Executive Without Good Reason. If, before the end of the Term, the Bank terminates this Agreement for Cause (as defined in Section 5) or the Executive terminates this Agreement without Good Reason (as defined in Section 6), the Bank will pay the Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of the Executive's termination. The Executive will have no right to receive compensation or other benefits for any period after termination under this Section 4(b).

    (c)
    Other Termination. If, before the end of the Term, the Bank terminates this Agreement without Cause, or the Executive terminates this Agreement for Good Reason, the Bank will pay the Executive his salary from the date of the notice for the balance of this Agreement. This amount will be payable in accordance with the Bank's regular payroll schedules, policies and procedures, and as of such date, all vesting requirements regarding stock options will be deemed satisfied.

    (d)
    Death or Disability. This Agreement will terminate immediately (1) upon Executive's death or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 60 days as a result of a physical or mental disability that substantially limits one or more of his major life activities arising at any time during the Term, unless the Executive could continue, with reasonable accommodation, to perform his duties and making such accommodations would not require the Bank to expend any funds. If termination occurs under this Section 4(d), the Executive or his estate will be entitled to receive only the compensation and benefits earned and expenses reimbursable through the date this Agreement is terminated, and as of such date, all vesting requirements regarding stock options will be deemed satisfied.

    (e)
    Termination Related to a Change in Control. If Pacific or the Bank, or their successors in interest by merger, or their transferees in the event of a purchase and assumption transaction, and for reasons other than the Executive's death, disability, or Cause, terminates this Agreement within nine months following a Change in Control (as defined in Section 4(g) below), the Bank will pay Executive, in a single lump sum payment, the greater of (1) the sum of all payments due as a result of a without Cause termination under Section 4(c), or (2) one times the base compensation received by Executive during the most recent calendar year ending prior to the effective date of termination. In addition, all vesting requirements regarding stock options will be deemed satisfied.

    (f)
    Limitations on Payments Related to Change in Control. The following apply notwithstanding any other provision of this Agreement:

    (1)
    The payment described in Section 4(e) will be less than the amount that would cause it to be a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code; and

    (2)
    The Executive's right to receive the payment described in Section 4(e) terminates (i) immediately if, before the Change in Control transaction closes, the Executive terminates his employment without Good Reason or the Bank terminates the Executive's employment for Cause, or (ii) nine months after a Change in Control occurs.

    (g)
    Definition of "Change in Control." "Change in Control" means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of Pacific or the Bank, within the meaning of Section 280G of the Internal Revenue Code. A public offering by Pacific will not, however, be deemed to result in a Change in Control under this Agreement.

        5.     Definition of "Cause". "Cause" means dishonesty; fraud; commission of a felony or of a crime involving moral turpitude; deliberate violation of statutes, regulations, or orders pertaining to financial institutions or reckless disregard of such statutes, regulations, or orders; destruction or theft of Bank property or assets of customers of the Bank; physical attack of a fellow employee or a customer; intoxication at work; use of narcotics or alcohol to an extent that materially impairs Executive's performance of his duties; willful malfeasance or gross negligence in the performance of Executive's duties; violation of law in the course of employment that has a material adverse effect on the Bank, its employees, or its customers; Executive's refusal to perform Executive's duties; Executive's refusal to follow reasonable instructions or directions; misconduct materially injurious to the Bank; significant neglect of duty; or any material breach of Executive's duties or obligations to the Bank that results in material harm to the Bank.

        6.     Definition of "Good Reason". "Good Reason" means any one or more of the following:

    (a)
    The Bank's material breach of any provision of this Agreement, and its failure to cure such breach within 10 days after written notice from the Executive to the Chairman of the Bank's Board of Directors specifying in reasonable detail the alleged breach; or

    (b)
    A relocation or transfer of Executive's principal place of employment that would require Executive to commute on a regular basis more than 25 miles each way from his current business office at Bank NorthWest on the date of this Agreement, unless Executive consents in writing to the relocation or transfer.

        7.     Confidentiality. Executive, and any person acquiring confidential information from Executive, will not, after this Agreement has been executed, including during and after its Term, disclose to any other person or entity any confidential information concerning Pacific, the Bank or their business operations or customers, or use for his (their) own purposes or permit or assist in the use of such confidential information unless Pacific or the Bank consents in writing to the use or disclosure of their respective information or disclosure is required by law or court order. This provision will survive any termination of this Agreement for so long as Executive retains any confidential information.

        8.     Noncompetition.

    (a)
    Participation in a Competing Business. For a period of two years from the Effective Date, except in the event of a termination of this Agreement by the Bank without Cause or by the Executive with Good Reason (in any of which events the obligations of Executive under this Section 8(a) will terminate), Executive will not become involved in any manner with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer or employee, manager, investor, organizer, founder, consultant, or agent; provided, however, that Executive may acquire and passively own an interest not exceeding five percent (5%) of the total equity interest in any company (whether or not such company is a Competing Business). This provision will survive any termination of this Agreement in accordance with its terms.

    (b)
    No Solicitation. For a period of 30 months from the Effective Date, except in the event of a termination of this Agreement by the Bank without Cause or by Executive with Good Reason (in either of which events the obligations of Executive under this Section 8(b) will terminate), Executive will not, directly or indirectly, solicit or attempt to solicit (1) any employees of Pacific, the Bank, or their subsidiaries or affiliates (including employees who become employees of Pacific, its subsidiaries or affiliates as a result of the Merger) to leave employment or (2) any customers of Pacific, the Bank, or any of its subsidiaries or affiliates (including customers who become customers of Pacific, its subsidiaries, or affiliates as a result of the Merger) to remove their business from the Bank, or any of its subsidiaries or affiliates. Solicitation prohibited under this Section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and Internet communications. This provision will survive any termination of this Agreement (if at all) in accordance with its terms.

    (c)
    Employment Outside Whatcom County. Following any termination of this Agreement, Executive may accept employment outside Whatcom County from a Competing Business, as long as the Executive does not (1) act as an employee or representative or agent of the Competing Business within Whatcom County, (2) have any responsibilities for the Competing Business's operations within Whatcom County, or (3) violate Section 8(a) or 8(b) of this Agreement.

    (d)
    Competing Business. "Competing Business" means any business that competes with or will compete with Pacific or the Bank in Whatcom County. The term "Competing Business" includes, without limitation, any existing or newly formed financial institution or trust company.

        9.     Enforcement.

    (a)
    The Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 7 and 8 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Pacific's and the Bank's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, the Executive and the Bank request the court to reform these provisions to restrict the Executive's use of confidential information and the Executive's ability to compete with the Bank to the maximum extent, in time, scope of activities, and geography, the court finds enforceable.

    (b)
    The Executive acknowledges that the Bank will suffer immediate and irreparable harm that will not be compensable by damages alone, if the Executive repudiates or breaches any of the provisions of Section 7 or 8 or threatens or attempts to do so. For this reason, under these circumstances, the Bank or Pacific, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary, and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition of the granting of this relief.

        10.   Adequate Consideration. The Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 7 and 8 and that the Bank is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. The Executive represents that if his employment is terminated, whether voluntarily or involuntarily, the Executive has experience and capabilities sufficient to enable the Executive to obtain employment in areas which do not violate this Agreement and that the Bank's enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood.

        11.   Miscellaneous Provisions. This Agreement constitutes the entire understanding between the parties concerning its subject matter. This Agreement will bind and inure to the benefit of the Bank's and Executive's heirs, legal representatives, successors and assigns. This Agreement may be modified only through a written instrument signed by both parties. This Agreement will be governed and construed in accordance with Washington law, except that certain matters may be governed by federal law. Jurisdiction and venue for enforcement of any terms of this Agreement will be in Whatcom County Superior Court.

Signed as of October 22, 2003:
THE BANK OF THE PACIFIC	EXECUTIVE
/s/ DENNIS A. LONG By: Dennis A. Long Its: President and Chief Executive Officer	/s/ PHILIPPE SWAAB Philippe Swaab

Pacific is a party to this Agreement solely with respect to the grant of stock options pursuant to Section 3(c).

PACIFIC FINANCIAL CORPORATION

/s/ DENNIS A. LONG By: Dennis A. Long Its: President and Chief Executive Officer

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EMPLOYMENT AGREEMENT
RECITALS
AGREEMENT